Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Calavo Growers, Inc.
Lee E. Cole
Chairman, President and CEO
(805) 525-1245
CALAVO GROWERS, INC. POSTS RECORD
FISCAL 2009 SECOND QUARTER RESULTS

Second Quarter Highlights Include:
➢ Net Income Rises to $4.5 Million from $1.6 Million

➢ Earnings Per Share Total 31 Cents Versus 11 Cents in Fiscal 2008

➢ Gross Margin Reaches $12.9 Million as Compared with $7.3 Million in Corresponding Period Last Year

➢ Global Sourcing and Product Diversification Strategy Drive Margin Growth
First-Half Highlights Include:
➢ Net Income Advances to $8.8 Million from $2.3 Million Last Year

➢ Earnings Per Share Climb to 61 Cents This Year from 16 Cents in Fiscal 2008

➢ Gross Margin Totals $25.4 Million, Nearly Double Last Year’s First Half

➢ Processed Products Sales Continue Solid, Achieve Margin Gains on Effective Management of Costs and Operations
SANTA PAULA, Calif. (June 3, 2009)—Calavo Growers, Inc. (Nasdaq-GM: CVGW), a global leader in avocado marketing and an expanding provider of other perishable produce items, today reported that fiscal 2009 second quarter and initial six-month net income reached its highest levels in company history. The third consecutive quarter in which net income and earnings per share established all-time highs, this sustained financial performance comes on the strength of gross margins that continue to track upward owing primarily to “measured execution of a company strategic plan that has diversified product sourcing, expanded range of commodity-produce offerings and effectively leveraging existing infrastructure,” according to Calavo.
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Calavo Reports Record Second Quarter, First Half Results/2-2-2
     For the three months ended April 30, 2009, net income rose 177 percent to $4.5 million, equal to $0.31 per diluted share, from $1.6 million, or $0.11 per diluted share, in the year-earlier second quarter. Revenues totaled $86.8 million versus $98.8 million in the corresponding quarter last year, which remains the company’s single-period sales record. The year-over-year decline is attributable to normal fluctuations in commodity prices in its Fresh Products segment, noted the company. Gross margin reached a record $12.9 million in the most recent quarter, equal to 14.9 percent of revenues, advancing 77 percent from $7.3 million, or 7.4 percent of revenues, in the like period one year ago.
     Chairman, President and Chief Executive Officer Lee E. Cole said, “In line with plan, Calavo once again registered another quarterly financial performance that was, simply put, outstanding. These strong operating results, with an emphasis placed squarely on profit growth, reflect our success implementing strategies that diversify sourcing and the breadth of product offerings to utilize our highly scalable leverage infrastructure on a more consistent basis.”
     “Our strong performance is a formidable achievement in any business climate. However, Calavo’s results are all the more gratifying and impressive when measured in the context of weak broader economic conditions,” Cole said.
     Fresh Products segment sales in the second quarter totaled $76.0 million, which compares with $88.3 million in the corresponding period of fiscal 2008. Total fresh unit volume was essentially unchanged year-over-year, while imported avocado numbers rose 26 percent from the second quarter last year. Segment gross profit grew nearly two-fold to $9.0 million in the most recent quarter from $4.6 million one-year earlier, as Calavo continues to expand and realize benefits from the aforementioned multi-source, multi-product distribution model. Gross margin as a percentage of Fresh Products sales rose from 5.3 percent in last year’s second quarter to 11.9 percent in fiscal 2009.
     Revenues in Calavo’s Processed Products segment grew to $10.8 million in the most recent period from $10.5 million in the fiscal 2008 second quarter,
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Calavo Reports Record Second Quarter, First Half Results/3-3-3
reflecting modest year-to-year growth in total unit volume. Segment gross profit expanded 48 percent in the second period to $3.9 million from $2.7 million in the corresponding fiscal 2008 quarter. Reflecting the company’s disciplined management of operations and costs in the Processed Products business unit, gross margin as a percentage of sales increased to 36.3 percent from 25.3 percent in last year’s second quarter.
     Net income for the first half ended April 30, 2009 totaled a record $8.8 million, or $0.61 per diluted share, an increase of 277 percent from $2.3 million, equal to $0.16 per diluted share, in the initial six months of fiscal 2008. Revenues totaled $157.5 million in the first half versus $171.0 million in the corresponding period of fiscal 2008. Gross margin rose to $25.4 million, an increase of nearly two-fold from $13.3 million in the initial six months of the preceding fiscal year. Gross profit as a percentage of first half revenues advanced to 16.1 percent in fiscal 2009 from 7.8 percent in the like period last year.
     “Our global sourcing efforts and expanding product portfolio continue to gain substantial traction, as evidenced by sharply ascending gross margin trend lines in both Fresh and Processed business units,” said Cole. “In effectively doing so, we are significantly reducing the seasonality and quarter-to-quarter fluctuations that historically characterized Calavo’s operating results.
     “We are successfully achieving a broader revenue mix—both in terms of commodity products offerings and from where they originate. To that end, we are achieving economies of scale and overhead-utilization efficiencies that serve us well,” Cole said. He indicated that the company continues to place considerable precedence on expense containment, “and we keep the collective eye trained keenly on maximizing the utilization from the current costs in the system.”
     With respect to the company’s balance sheet, Cole said that Calavo’s balance sheet remains “strong and highly flexible, which is a considerable
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Calavo Reports Record Second Quarter, First Half Results/4-4-4
advantage in these uncertain times. Our capital position is enviable and we have substantial available borrowing capacity, if we choose to utilize it.”
The Outlook Moving Forward
     The Calavo CEO stated: “During the first six months of fiscal 2009, against a backdrop of high uncertainty and extremely difficult economic conditions globally, our company was able to generate profits that outstripped any previous performance in Calavo’s history.
     “We maintain considerable optimism about the picture for the company over the near and long term and believe that Calavo is well-positioned to continue its positive course—the factors driving results are in place to build upon. Our investments in infrastructure, top-flight management team, global sourcing capabilities and unit-driven business model provide us with the strength and flexibility necessary to operate successfully under differing market and economic conditions.
     “These are challenging times for business generally, and we remain alert and prepared to react swiftly as needed to any changes in the operating environment. While mindful of present economic uncertainties, Calavo turns the corner into the second half of the year from the strongest position in its history, giving me cause for confidence and enthusiasm that the balance of fiscal 2009 and beyond bode well for our company,” Cole concluded.
About Calavo Growers, Inc.
     Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
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Calavo Reports Record Second Quarter, First Half Results/5-5-5
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2008. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands)

	April 30,	October 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$4,975	$1,509
Accounts receivable, net of allowances of $2,331 (2009) and $2,213 (2008)	36,712	27,717
Inventories, net	15,616	14,889
Prepaid expenses and other current assets	6,038	5,155
Advances to suppliers	11,349	2,927
Income tax receivable	—	992
Deferred income taxes	1,826	1,826

Total current assets	76,516	55,015
Property, plant, and equipment, net	38,223	37,709
Investment in Limoneira Company	22,817	29,904
Investment in Maui Fresh, LLC	907	682
Goodwill	3,591	3,591
Other assets	7,543	7,785

	$149,597	$134,686

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$6,219	$2,392
Trade accounts payable	7,545	4,567
Accrued expenses	28,949	16,104
Income tax payable	1,887	—
Short-term borrowings	6,720	10,130
Dividend payable	—	5,047
Current portion of long-term obligations	1,365	1,362

Total current liabilities	52,685	39,602
Long-term liabilities:
Long-term obligations, less current portion	25,362	25,351
Deferred income taxes	1,458	4,216

Total long-term liabilities	26,820	29,567
Total shareholders’ equity	70,092	65,517

	$149,597	$134,686

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2009	2008	2009	2008
Net sales	$86,829	$98,777	$157,476	$171,018
Cost of sales	73,890	91,483	132,078	157,695

Gross margin	12,939	7,294	25,398	13,323
Selling, general and administrative	5,535	4,701	10,835	9,451

Operating income	7,404	2,593	14,563	3,872
Interest expense	(291)	(346)	(617)	(694)
Other income, net	366	398	621	659

Income before provision for income taxes	7,479	2,645	14,567	3,837
Provision for income taxes	3,017	1,033	5,725	1,493

Net income	$4,462	$1,612	$8,842	$2,344

Net income per share:
Basic	$0.31	$0.11	$0.61	$0.16

Diluted	$0.31	$0.11	$0.61	$0.16

Number of shares used in per share computation:
Basic	14,423	14,403	14,421	14,389

Diluted	14,508	14,514	14,495	14,504

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)
(all amounts in thousands)

	Fresh	Processed
	products	products	Total
Six months ended April 30, 2009
Net sales	$136,199	$21,277	$157,476
Cost of sales	118,386	13,692	132,078

Gross margin	$17,813	$7,585	$25,398

Six months ended April 30, 2008
Net sales	$150,083	$20,935	$171,018
Cost of sales	142,008	15,687	157,695

Gross margin	$8,075	$5,248	$13,323

	Fresh	Processed
	products	products	Total
Three months ended April 30, 2009
Net sales	$76,040	$10,789	$86,829
Cost of sales	67,016	6,874	73,890

Gross margin	$9,024	$3,915	$12,939

Three months ended April 30, 2008
Net sales	$88,323	$10,454	$98,777
Cost of sales	83,679	7,804	91,483

Gross margin	$4,644	$2,650	$7,294